SWEPCO, Committee, WST
         Withdraw Plan in Settlement                      CAJUN
        of Cajun Electric Bankruptcy                       LOGO


SHREVEPORT, LA (Aug. 27, 1999) - Southwestern Electric Power Company, the Committee of Certain Members and Washington-St. Tammany Electric Cooperative have withdrawn their joint reorganization plan for Cajun Electric Power Cooperative as part of a settlement reached Aug. 26 to end Cajun's four-and-a-half-year-old bankruptcy. In the settlement, SWEPCO has avoided further litigation and obtained a partial recovery of its costs in the matter.

The agreement came during a settlement conference ordered by the U.S. District Court in Baton Rouge, La. SWEPCO was one of two remaining bidders for Cajun's non-nuclear assets and the opportunity to sell wholesale power to Cajun's 11 member distribution cooperatives.

"We certainly hoped for a different outcome when we set out four years ago to acquire Cajun's non-nuclear assets and provide substantial rate savings to the Cajun member cooperatives and their ratepayers," said Mike Smith, vice president of Central and South West Corp., SWEPCO's parent company. "However, as low bidder it was time for us to bow out and let the other parties close the transaction as quickly as possible so the rates to the co-ops could be lowered as soon as possible," he said.

"The fact that we were allowed to recover $7.5 million of our costs, we believe, is an acknowledgment by the court and the other parties of the value SWEPCO brought to the process in lowering rates to the cooperatives and maintaining value for the Cajun estate," Smith said. "The $7.5 million is approximately half of the cost we expect to incur in the Cajun matter. As of June 30, we had incurred approximately $12.7 million," Smith said.

"We understand that the cooperatives who supported our plan made a difficult decision in agreeing to the settlement, but one that was in the best financial interests of the cooperatives and their customers," Smith said. "The settlement avoids continued costly litigation for us and for the non-profit co-ops, who have fought so hard on behalf of their members."

The Louisiana Public Service Commission also played a key role in the settlement, continuing its emphasis on lower rates and the return to ratepayers of $100 million to $200 million in Cajun's interest escrow funds. "The settlement was important to the LPSC and the co-ops because it speeds up the return of the interest escrow funds to rural ratepayers across the state," Smith said.

Under the settlement, the co-ops have a number of power supply options, including short-term transition agreements with the winning bidder or going immediately to the open market. "The relationship and mutual respect we have developed with those cooperatives over the four-plus years of this process means a great deal to us, and we certainly hope it continues in the future," Smith said.

The Committee of Certain Members includes Beauregard Electric Cooperative, Inc., Dixie Electric Membership Corp., Jefferson Davis Electric Cooperative, Inc., Northeast Louisiana Power Cooperative, Inc., South Louisiana Electric Cooperative Association and Valley Electric Membership Corp.

Washington-St. Tammany Electric Cooperative, Inc. (WST) was a co-proponent with SWEPCO and the Committee. Claiborne Electric Cooperative, Inc. which is not a member of the Committee, also supported the SWEPCO/Committee/WST plan.

Southwestern Electric Power Co., based in Shreveport, La., is a subsidiary of Central and South West Corp. (NYSE: CSR), a Dallas-based public utility holding company.